Exhibit 8.1

June 14, 2018

Board of Directors

Procaccianti Hotel REIT, Inc.

1140 Reservoir Avenue

Cranston, RI 02920-6320

RE:	Procaccianti Hotel REIT, Inc. – Qualification as Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as counsel to Procaccianti Hotel REIT, Inc., a Maryland corporation (the “Company”) in connection with the filing of the registration statement on Form S-11, Registration No. 333-217578, as such registration statement may be further amended from time to time (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) related to the offering (the “Offering”) of up to $550,000,000 in aggregate shares of the Company’s common stock, consisting of the following three classes: Class K-I Common Stock (the “K-I Shares”), Class K Common Stock (the “K Shares”), and Class K-T Common Stock (the “K-T Shares,” and together with the K-I Shares, and K Shares, the “Common Shares”), which includes up to $50,000,000 of Common Shares under the Company’s distribution reinvestment plan.

In rendering this opinion letter, we have examined or are otherwise familiar with the following: (i) originals or copies of the documents, records, and other instruments relating to the organization and operation of the Company, including the Articles of Incorporation, filed with the Maryland State Department of Assessments and Taxation (the “MD SDAT”) on August 26, 2016, the Amended and Restated Articles of Incorporation, filed with the MD SDAT on September 27, 2016, the Second Articles of Amendment and Restatement, filed with the MD SDAT on May 1, 2017, and the Bylaws of the Company, (ii) Agreement of Limited Partnership for Procaccianti Hotel REIT, L.P. (the “Operating Partnership”), (iii) the Company’s officer’s certificate delivered to us as of the date hereof pertaining to certain matters relating to the method and manner in which you have operated and intend to operate the Company, the Operating Partnership and their income and assets and anticipated income and assets for the periods in question (the “Officer’s Certificate”), and (iv) such other documents as we deemed necessary or appropriate (items (i) through (iv) collectively, the “Documents”). All capitalized terms used herein and not defined herein shall have the same meanings ascribed to them in the Registration Statement.

Procaccianti Hotel REIT, Inc.

June 14, 2018

The opinions set forth in this letter are based on the relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder by the U.S. Department of the Treasury (including temporary regulations) (the “Regulations”), and interpretations of the foregoing as expressed in court decisions, administrative determinations, and the legislative history, all as of the date hereof. These provisions and interpretations are subject to different interpretations and may change at any time, which may or may not be retroactive in effect, and which could adversely affect our opinions. Neither the U.S. Department of the Treasury nor the Internal Revenue Service (the “IRS”) has issued Regulations or administrative intepretations with respect to many of the provisions of the Code relating to qualification as a real estate investment trust (a “REIT”) under the Code. An opinon of counsel with respect to such issues is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to an issue, or that a court will not sustain such a position if asserted by the IRS.

In connection with the opinions rendered below, we have assumed that:

1.         Each of the Documents has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended in any material respects;

2.          All representations and statements set forth in the Documents are true, correct and complete and will remain true, correct and complete in all material respects;

3.         All representations and statements set forth in the Officer’s Certificate made “to the knowledge of” or “in the belief of” any person or similarly qualified, or subject to materiality qualifiers, are and will be true, complete and correct as if made without such qualification;

4.         All obligations imposed by any of the Documents on the parties thereto have been or will be performed or satisfied in accordance with their terms;

5.         The transactions will be consummated in accordance with the terms of the Offering (and no transaction or condition described therein and affecting these opinions will be waived by any party);

6.         The parties at all times will operate in accordance with the method of operation described in their organizational documents and the Officer’s Certificate;

7.         Neither the Company nor any of its subsidiaries will make any amendments to its organizational documents or the other documents reviewed in connection with this opinion letter after the date of hereof that would affect the Company’s qualification as a REIT for any taxable year in which the Company intended to so qualify; and

Procaccianti Hotel REIT, Inc.

June 14, 2018

8.         No action will be taken by the Company or any of its subsidiaries after the date hereof (including a revocation or intentional termination of the Company’s election to be treated as a REIT for any tax year of the Company in which the Company elects to be qualified as a REIT) that would have the effect of altering the facts upon which the opinions set forth below are based in a manner that affects these opinions.

The opinions set forth in this letter also are premised on various factual matters contained in the Officer’s Certificate addressing matters that are germane to the determination that the Company and its subsidiaries have been and will be owned and operated in such a manner that the Company has satisfied and will continue to satisfy the requirements for qualification as a REIT under the Code, as well as other factual matters addressed in this opinion letter.

Where the factual matters in the Officer’s Certificate involve terms defined in the Code, the Regulations, published rulings of the Internal Revenue Service, or other relevant authority, we have reviewed with the Company representative signing the Officer’s Certificate or his or her designee familiar with the maters set forth in the Officer’s Certificate (the “Company Representative”) the relevant provisions of the Code, the Regulations, and relevant authorities germane to such certificate. We have discussed with the Company Representative the factual matters in the Officer’s Certificate, including those matters regarding the formation and operation of the Company and the Operating Partnership and other matters affecting the Company’s ability to qualify as a REIT.

Based upon the foregoing and subject to the limitations contained in this letter, we are of the opinion that:

(i)	commencing with the Company’s taxable year ended December 31, 2018, the Company will be organized and operated in conformity with requirements for qualification as a REIT pursuant to Sections 856 through 860 of the Code, and the Company’s proposed method of operation will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code;

(ii)	the discussion in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations,” to the extent that it constitutes matters of federal income tax law or legal conclusions relating thereto, is a fair and accurate summary of the U.S. federal income tax considerations that are likely to be material to a holder of the Company’s Common Shares; and

(iii)	The Operating Partnership will be treated as a disregarded entity for United States federal income tax purposes; however, if the Operating Partnership admits additional partners, it will be treated as a partnership for United States federal income tax purposes.

Procaccianti Hotel REIT, Inc.

June 14, 2018

Our opinions are based solely on the Documents that we have examined and the factual representations that have been made to us, and cannot be relied upon if any of the facts contained in the Documents are, or later become, inaccurate or if any of the factual representations made to us in the Officer’s Certificate are, or later become, inaccurate. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the factual representations referred to in this letter or the Officer’s Certificate. However, no facts have come to our attention that would cause us to question the accuracy of such factual representations.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We assume no obligation to advise you of any changes in our opinion subsequent to the delivery of this opinion letter, and we undertake no obligation to update the opinions expressed herein after the date of this letter.

We are furnishing this opinion letter in connection with the Registration Statement. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, filed with any governmental agency, or relied upon by any other person for any other purpose (other than as required by law) without our express written consent.

We consent to the use of our name in the Prospectus and to the use of this opinion letter for filing as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Most sincerely,

MORRIS, MANNING & MARTIN, LLP

/s/ Bradford R. Lenox
By: Bradford R. Lenox